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             [Letterhead of Hull, Towill, Norman & Barrett, P.C.]


                              March 8, 1995






Merry Land & Investment Company, Inc.
P.O. Box 1417
Augusta, Georgia 30913

     RE: Public Offering of Series C Cumulative Convertible Preferred Stock of Merry Land & Investment Company, Inc. (the "Offering")

Ladies and Gentlemen:

     We have acted as counsel to Merry Land & Investment Company, Inc. (the "Company") in connection with the referenced Offering with respect to:

     (a) The proposed sale of up to 4,600,000 shares of the Company's $2.15 Series C Cumulative Convertible Preferred Stock, without par value, $25 Liquidation Preference (the "Series C Preferred Stock") including the underwriters' overallotment option for 600,000 shares of the Series C Preferred Stock, if exercised; and

     (b) The issuance, from time to time, by the Company of its common stock, without par value (the "Common Stock"), upon conversion or redemption of the Series C Preferred Stock, the aggregate number of shares of Common Stock issuable upon conversion or redemption of the Series C Preferred Stock to be based upon the conversion rate of the Series C Preferred Stock in effect on the date of conversion or redemption.

     We are familiar with the articles of incorporation, as amended, and by-laws of the Company and have examined such additional records and public documents as we have deemed necessary for the opinion hereinafter expressed. We have been counsel to the Company for many years and are generally familiar with its affairs. Where facts have not been independently verified, we have relied upon statements of the Company's officers, certificates of public officials, and records of the Company.

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including without limitation the Offering Memorandum, the Company's federal income tax returns for the taxable periods to which our opinion relates, and Company-prepared schedules which relate to the Company's compliance with various real estate investment trust ("REIT") qualification tests. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers of the Company and with the Company's independent public accountants.

     In rendering our opinion, we have assumed that during the relevant taxable periods all persons who were required under the Securities and Exchange Act of 1934 to file or amend Schedules 13D and 13G with respect to the Company's outstanding shares appropriately made such filings and that the Company was duly apprised of all such filings.

     Based upon the foregoing, we are of the opinion that:

     1. The Company met the requirements for qualification and taxation as a REIT for the taxable years 1987, 1988, 1989, 1990, 1991, 1992, 1993 and 1994.

     2. There is an issue as to whether the Company satisfied the "95%- distribution" requirement of Section 857(a)(1) of the Code with respect to the taxable year 1989. We believe, however, that if the Internal Revenue Service were to assert successfully that the Company did not meet the 95%- distribution requirement on the basis of the foregoing issue, the Company nevertheless would be entitled to use the deficiency dividend procedures of
Section 860 of the Code to preserve its status as a qualified REIT for 1989 and subsequent taxable years by paying deficiency dividends to its shareholders sufficient to meet the 95%-distribution requirement and by otherwise complying with the requirements of Section 860 of the Code.

     3. The Company's diversity of stock ownership and proposed method of operation should allow it to qualify as a REIT for 1995.

     4. The discussion contained in that portion of the Company's Prospectus Supplement dated March 8, 1995 to that Prospectus filed with Registration Statement #33-57453 (the "Prospectus Supplement") under the caption "Taxation" accurately reflects existing law and fairly addresses the material federal income tax issues that would affect an investment in the Shares. Such discussion is hereby incorporated herein by this reference.

     The opinions expressed herein are based upon the Code, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the Company and the investors in the Shares. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

     Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Shares.

     We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed with respect to the Offering and reference to this opinion in the Prospectus Supplement.

                              Very truly yours,




                              HULL, TOWILL, NORMAN
                              & BARRETT, P.C.